Exhibit 99.1

UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL INFORMATION

Unless the context otherwise requires, in this exhibit, the terms “SS&C,” the “Company,” “we” and “our” refers to SS&C Technologies Holdings, Inc. and its consolidated subsidiaries, excluding Advent, and references to SS&C’s “common stock” include both the common stock and the Class A non-voting common stock of SS&C Technologies Holdings, Inc. As used in this exhibit, the term “Advent” refers to Advent Software, Inc. and its subsidiaries, and the “Advent acquisition” refers to the proposed acquisition by SS&C of Advent and its subsidiaries.

The following unaudited pro forma combined condensed financial information sets forth selected pro forma consolidated financial information for SS&C and is derived from, and should be read in conjunction with, the consolidated financial statements and related notes in SS&C’s Annual Report on Form 10-K for the year ended December 31, 2014, the condensed consolidated financial statements and related notes in SS&C’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, the consolidated financial statements and related notes in Advent’s Annual Report on Form 10-K for the year ended December 31, 2014 and the condensed consolidated financial statements and related notes in Advent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

On February 2, 2015, SS&C entered into a merger agreement with Advent and one of SS&C’s wholly-owned subsidiaries. Under the merger agreement, each outstanding share of Advent’s common stock will convert into the right to receive $44.25 in cash, for total acquisition consideration of approximately $2.4 billion plus the repayment of existing indebtedness and non-cash consideration related to the exchange of share-based awards for total purchase consideration of approximately $2.63 billion. Following consummation of the transactions contemplated by the merger agreement, Advent will be SS&C’s wholly-owned subsidiary. The Unaudited Pro Forma Combined Condensed Statements of Operations reflect the pro forma impact of the following transactions as if they had been completed on January 1, 2014, and the Unaudited Pro Forma Combined Condensed Balance Sheet reflects the pro forma impact of the following transactions as if they had been completed on March 31, 2015:

•	the consummation of the Advent acquisition;

•	the offering of $400 million of shares of our common stock (at an assumed price to public of $60.00 per share);

•	the incurrence of $2.48 billion under our new senior secured credit facilities (the “Senior Secured Credit Facilities”), which we expect to be comprised of: a $40 million 5-year senior secured term loan facility to be made available to our wholly-owned subsidiary, SS&C European Holdings S.a.R.L.; a $160 million 5-year senior secured term loan facility to be made available to our wholly-owned subsidiary, SS&C Technologies Holdings Europe S.a.R.L.; a $1.82 billion 7-year senior secured term loan facility to be made available to SS&C Technologies Inc.; a $460 million 7-year senior secured term loan facility to be made available to SS&C Technologies Holdings Europe S.a.R.L.; and a $150 million senior secured revolving credit facility to be made available to SS&C Technologies Inc. (which is expected to be undrawn at the closing of the Advent acquisition and be available for working capital purposes);

•	the issuance of senior unsecured notes (the “Notes”) in an aggregate principal amount of $500 million;

•	the repayment of $806 million of existing SS&C and Advent debt; and

•	the payment of the expenses and fees related to each of the above.

The Unaudited Pro Forma Combined Condensed Statement of Operations for the three months ended March 31, 2015 is based upon SS&C’s historical unaudited statement of operations for the three months ended March 31, 2015, as filed with the Securities and Exchange Commission (“SEC”) in SS&C’s Quarterly Report on Form 10-Q on May 1, 2015, combined with the historical unaudited statement of operations of Advent for the three months ended March 31, 2015, as filed with the SEC on Advent’s Quarterly Report on Form 10-Q on May 7, 2015. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2014 is based upon SS&C’s historical audited statement of operations for the year ended December 31, 2014, as filed with the SEC in its Annual Report on Form 10-K on February 26, 2015, combined with the historical audited statement of operations of Advent for the year ended December 31, 2014, as filed with the SEC in Advent’s Annual Report on Form 10-K on February 24, 2015. Pro forma adjustments included therein are based upon available information and assumptions that management believes are reasonable. Such adjustments are estimated and are subject to change. The Unaudited Pro Forma Combined Condensed Statements of Operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 depict the effect of the acquisition of Advent as if the transaction had occurred on January 1, 2014. Certain historical financial statement line items for Advent and SS&C, including sales and marketing expense, general and administrative expense, and Advent’s amortization of other intangibles, have been condensed into selling, general, and administrative expense.

The Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2015 is based upon SS&C’s historical unaudited balance sheet as of March 31, 2015, combined with the unaudited historical balance sheet of Advent as of March 31, 2015. The Unaudited Pro Forma Combined Condensed Balance Sheet is presented as if the acquisition of Advent had occurred on March 31, 2015. Pro forma adjustments included therein are based upon available information and assumptions that management believes are reasonable. Such adjustments are estimated and are subject to change. Certain financial statement line items included in Advent’s historical presentation have been condensed to conform to corresponding financial statement line items included in SS&C’s historical presentation, including condensing other intangibles, net and other assets into intangible and other assets, net.

The Advent acquisition is reflected in the unaudited pro forma combined condensed financial statements as a business combination using the acquisition method of accounting, in accordance with ASC 805, Business Combinations, under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined condensed financial information, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The pro forma adjustments and allocation of purchase price of the Advent acquisition are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual net tangible and intangible assets that exist as of the date of the completion of the Advent acquisition and related financing transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined condensed financial information. In addition, the timing of the completion of the Advent acquisition and related financing transactions and other changes in our net tangible and intangible assets prior to the completion of the transactions described above could cause material differences in the information presented.

The unaudited pro forma combined condensed financial information is provided for informational and illustrative purposes only and does not purport to represent what our actual consolidated results of operations or financial condition would have been had these transactions occurred on the dates assumed, nor is it necessarily indicative of our future consolidated results of operations or financial condition. The pro forma adjustments, as described in the notes to the unaudited pro forma combined condensed financial information, are based on currently available information. Management believes such adjustments are factually supportable, directly attributable, and with respect to the Unaudited Pro Forma Combined Condensed Statements of Operations, are expected to have a continuing impact to the combined results.

	Unaudited Pro Forma Combined Condensed Statement of Operations
	Three Months Ended March 31, 2015
	Historical SS&C Technologies	Historical Advent	Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Combined Condensed
	(in thousands, except for earnings per share data)
Revenues	$205,735	$103,264	$(233	)(H)			$308,766

Cost of revenues	112,307	30,502	25,836	(A),(B)			168,645
Operating expenses:
Selling, general & administrative	30,687	31,919	1,258	(C),(G)			63,864
Research and development	19,608	19,557					39,165
Transaction-related fees		8,444	(8,444	)(K)			—
Restructuring charges		2,643					2,643

Total operating expenses	50,295	62,563	(7,186)		—		105,672

Income (loss) from operations	43,133	10,199	(18,883)		—		34,449
Interest income (expense), net	(5,600)	(1,335)			(26,148	)(D),(E),(F)	(33,083)
Other income (expense), net	(1,507)	438					(1,069)

Income (loss) before income taxes	36,026	9,302	(18,883)		(26,148)		297
Provision (benefit) for income taxes	9,780	4,226	(7,364	)(I)	(10,198	)(I)	(3,556)

Net income (loss)	$26,246	$5,076	$(11,519)		$(15,950)		$3,853

Basic earnings per share	$0.31						$0.04
Basic weighted average number of common shares outstanding	84,263						90,930	(J)
Diluted earnings per share	$0.30						$0.04
Diluted weighted average number of common and common equivalent shares outstanding	88,456						95,123	(J)

See accompanying notes, including Note 3.

	Unaudited Pro Forma Combined Condensed Statement of Operations
	Year Ended December 31, 2014
	Historical SS&C	Historical Advent	Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Combined Condensed
	(in thousands, except earnings per share data)
Revenues	$767,861	$396,820	$(109,000	)(H)			$1,055,681
Cost of revenues	410,731	117,521	102,853	(A),(B)			631,105
Operating expenses:
Selling, general & administrative	99,471	121,397	1,884	(C),(G)			222,752
Research and development	57,287	69,532					126,819
Restructuring charges		4,628					4,628

Total operating expenses	156,758	195,557	1,884		—		354,199

Income (loss) from operations	200,372	83,742	(213,737)		—		70,377
Interest income (expense), net	(25,472)	(7,251)			(102,251	)(D),(E),(F)	(134,974)
Other income (expense), net	2,754	290					3,044

Income (loss) before income taxes	177,654	76,781	(213,737)		(102,251)		(61,553)
Provision (benefit) for income taxes	46,527	26,518	(83,357	)(I)	(39,878	)(I)	(50,190)

Net income (loss)	$131,127	$50,263	$(130,380)		$(62,373)		$(11,363)

Basic earnings per share	$1.57						$(0.13)
Basic weighted average number of common shares outstanding	83,314						89,981	(J)
Diluted earnings per share	$1.50						$(0.13)
Diluted weighted average number of common and common equivalent shares outstanding	87,331						89,981	(J)

See accompanying notes, including Note 4.

	Unaudited Pro Forma Combined Condensed Balance Sheet
	As of March 31, 2015
	Historical SS&C	Historical Advent	Advent Pro Forma Adjustments		Equity Offering Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Combined Condensed
	(in thousands)
Current Assets:
Cash and cash equivalents	$88,330	$23,490	$(2,623,000	)(E)	$387,000	(A)	$2,298,612	(B)	$174,432
Short-term marketable securities		4,296							4,296
Accounts receivable, net	103,802	62,495							166,297
Prepaid expenses and other current assets	11,681	29,673							41,354
Prepaid income taxes	11,912						4,380	(C)	16,292
Deferred income taxes	2,627	31,777							34,404
Restricted cash	1,478								1,478

Total current assets	219,830	151,731	(2,623,000)		387,000		2,302,992		438,553

Net property, plant, and equipment	52,810	26,070							78,880
Deferred income taxes	1,298	18,178							19,476
Goodwill	1,541,768	198,554	1,741,592	(J)					3,481,914
Intangible and other assets, net	391,033	29,200	1,146,710	(H),(I)			39,922	(C)	1,606,865
Non-current assets of discontinued operation		1,093							1,093

TOTAL ASSETS	$2,206,739	$424,826	$265,302		$387,000		$2,342,914		$5,626,781

Current Liabilities:
Current portion of long-term debt	$19,061	$20,000	$(20,000	)(E)	$—		$13,739	(D)	$32,800
Accounts payable	12,144	11,397							23,541
Income taxes payable		1,233							1,233
Accrued employee compensation and benefits	18,970								18,970
Other accrued expenses	37,462	37,548	37,050	(G)					112,060
Deferred income taxes	151								151
Deferred revenue	80,729	191,740	(109,933	)(K)					162,536
Current liabilities of discontinued operation		614							614

Total current liabilities	168,517	262,532	(92,883)		—		13,739		351,905

Deferred revenues, long-term		6,273							6,273
Long-term debt	576,192	185,000	(185,000	)(E)			2,359,108	(D)	2,935,300
Other long-term liabilities	27,096	9,555							36,651
Long-term income taxes payable		9,513							9,513
Deferred income taxes	97,169		497,099	(L)			(9,002	)(C)	585,266
Non-current liabilities of discontinued operation		2,008							2,008

Total liabilities	868,974	474,881	219,216		—		2,363,845		3,926,916

Stockholders’ equity:
Class A common stock	27								27
Common stock	825	527	(527	)(F)	67	(A)			892
Additional paid in capital	976,449	75,925	(68,894	)(F),(E)	386,933	(A)			1,370,413
Accumulated other comprehensive (loss) income	(51,340)	(1,321)	1,321	(F)					(51,340)
Retained earnings	429,789	(125,186)	114,186	(F),(G)			(20,931	)(C),(D)	397,858

	1,355,750	(50,055)	46,086		387,000		(20,931)		1,717,850
Less: cost of common stock in treasury, 786 shares	(17,985)								(17,985)

Total stockholders’ equity (deficit)	1,337,765	(50,055)	46,086		387,000		(20,931)		1,699,865

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,206,739	$424,826	$265,302		$387,000		$2,342,914		$5,626,781

See accompanying notes, including Note 5.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

Note 1—The Transaction

On February 2, 2015, SS&C entered into a merger agreement with Advent and one of SS&C’s wholly-owned subsidiaries. Under the merger agreement, each outstanding share of Advent’s common stock will convert into the right to receive $44.25 in cash, for total acquisition consideration of approximately $2.4 billion plus the repayment of existing indebtedness and non-cash consideration related to the exchange of share-based awards for total purchase consideration of approximately $2.63 billion. Following consummation of the transactions contemplated by the merger agreement, Advent will be SS&C’s wholly-owned subsidiary.

We intend to finance the consideration for the Advent acquisition, the refinancing of loans outstanding under our and Advent’s existing credit agreements, and the payment of related of fees and expenses with the following:

•	the offering of $400 million of shares of common stock (at an assumed price to public of $60.00 per share),

•	the incurrence of $2.48 billion under the Senior Secured Credit Facilities, and

•	the issuance of the Notes in an aggregate principal amount of $500 million.

Note 2—Calculation of Estimated Consideration Transferred and Pro Forma Allocation of Consideration to Net Assets Acquired (in thousands)

Within the unaudited pro forma combined condensed financial statements as of March 31, 2015, the transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill. In addition, we have evaluated the treatment of share-based awards that will be exchanged at the acquisition date and determined that a portion of the fair value of the award is attributable to pre-combination services. The fair value attributable to pre-combination services has been included as non-cash consideration.

The following table summarizes the preliminary allocation of consideration to the net assets acquired as if the acquisition of Advent had occurred on March 31, 2015:

Purchase of Advent’s equity	$2,418,000
Repayment of existing indebtedness	205,000

Total cash consideration	2,623,000

Fair value of replacement awards attributable to pre-combination services	7,031

Total purchase consideration	$2,630,031

Purchase price allocated to:
Cash and short-term marketable securities	$27,786
Other assets	177,196
Intangible assets	1,168,000
Goodwill	1,940,146

Assets acquired	3,313,128

Deferred taxes, net	(497,099)
Deferred revenue	(88,080)
Other liabilities	(97,918)

Liabilities assumed	(683,097)

Total purchase price	$2,630,031

The estimated fair values are based on a pro forma acquisition date of March 31, 2015, and are for pro forma and illustrative purposes only. These amounts may not be representative or indicative of the estimated fair values that will be reported to give effect to the acquisition as of the actual acquisition date. Accordingly, the accounting and related amounts may change when they are included in the Company’s financial statements.

Note 3—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations for the Three Months ended March 31, 2015 (in thousands, except per share data and percentages)

(A)	Adjustment of $8,836 to record an increase in amortization of acquired purchased technology. The amortization of $10,406 of purchased technology has been calculated based on a new fair value basis of $333,000, amortized over estimated lives of approximately eight years less historical amortization of $1,570.

(B)	Adjustment of $16,202 to record an increase in amortization of acquired customer relationships. The amortization of $17,000 of acquired customer relationship has been calculated based on a new fair value basis of $816,000, amortized over an estimated life of approximately 12 years less historical amortization of $798, which was reclassified from selling, general and administrative expense to cost of sales.

(C)	Adjustment of $475 to record an increase in amortization of acquired tradenames. The amortization of tradenames has been calculated based on a new fair value basis of $19,000, amortized over an estimated useful life of approximately ten years. This adjustment is offset by a reclassification of $798 of historical amortization to cost of sales.

(D)	Adjustment of $25,463 to record increased interest expense related to the Senior Secured Credit Facilities and the Notes using a weighted average interest rate of 4.3%, which represents the current expected interest rate for the Senior Secured Credit Facilities which have a variable rate and the expected fixed rate for the Notes. Total estimated interest expense has been calculated as $31,465 less historical interest expense of $6,002. A change of one eighth of one percent (12.5 basis points) in the interest rate, to the extent that LIBOR is in excess of the 0.75% floor rate applicable to our Senior Secured Credit Facilities, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $3,084.

(E)	Adjustment of $601 to record increased interest expense related to the amortization of deferred financing fees. The amortization of deferred financing fees has been calculated based on $57,238, amortized over lives of five years and seven years for the Senior Secured Credit Facilities and eight years for the Notes, totaling $2,053, less historical amortization of deferred financing fees of $1,452.

(F)	Adjustment of $84 to record an increase in amortization expense related to the amortization of OID on the Senior Secured Credit Facilities. The amortization of OID has been calculated based on $11,900 amortized over lives of five years and seven years of $432 less historical OID amortization of $348.

(G)	Adjustment of $1,581 to record an increase in stock compensation expense related to Advent’s equity compensation awards. The preliminary fair value of the stock options and restricted stock units was determined using the Black-Scholes option pricing model and will be recognized on a straight-line basis over the remaining service period. A portion of the preliminary fair value has been attributed to pre-combination services and included as part of total consideration for the Advent acquisition (see Note 2).

(H)	Adjustment of $233 to record a decrease in revenues related to the write-down of acquired deferred revenues to fair value at the acquisition date.

(I)	Adjustment of $17,562 to record a benefit for income taxes, calculated using a combined statutory tax rate of 39%.

(J)	Reflects the issuance of $400,000 of shares of common stock at an assumed price to the public of $60.00 per share, as if the offering occurred on January 1, 2014.

(K)	Adjustment of $8,444 to eliminate the impact of non-recurring transaction costs related to the Advent acquisition.

Note 4—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations for the Year ended December 31, 2014 (in thousands, except per share data and percentages)

(A)	Adjustment of $34,853 to record an increase in amortization of acquired purchased technology. The amortization of purchased technology of $41,625 has been calculated based on a new fair value basis of $333,000, amortized over estimated lives of approximately eight years less historical amortization of $6,772.

(B)	Adjustment of $64,609 to record an increase in amortization of acquired customer relationships. The amortization of acquired customer relationship of $68,000 has been calculated based on a new fair value basis of $816,000 amortized over an estimated life of approximately 12 years less historical amortization of $3,391, which was reclassified from selling, general and administrative expense to cost of sales.

(C)	Adjustment of $1,900 to record an increase in amortization of acquired tradenames. The amortization of tradenames has been calculated based on a new fair value basis of $19,000 amortized over an estimated useful life of approximately ten years. This adjustment is offset by a reclassification of $3,391 of historical amortization to cost of sales.

(D)	Adjustment of $99,597 to record increased interest expense related to the Senior Secured Credit Facilities and the Notes using a weighted average interest rate of 4.3%, which represents the current expected interest rate for the Senior Secured Credit Facilities which have a variable rate and the expected fixed rate for the Notes. Total estimated interest expense has been calculated as $126,618 less historical interest expense of $27,021. A change of one eighth of one percent (12.5 basis points) in the interest rate, to the extent that LIBOR is in excess of the 0.75% floor rate applicable to our Senior Secured Credit Facilities, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $3,084.

(E)	Adjustment of $2,336 to record increased interest expense related to the amortization of deferred financing fees. The amortization of deferred financing fees has been calculated based on $57,238, amortized over lives of five years and seven years for the Senior Secured Credit Facilities and eight years for the Notes totaling $8,210, less historical amortization of deferred financing fees of $5,874.

(F)	Adjustment of $318 to record an increase in amortization expense related to the amortization of OID on the Senior Secured Credit Facilities. The amortization of OID has been calculated based on $11,900 amortized over lives of five years and seven years of $1,729 less historical OID amortization of $1,411.

(G)	Adjustment of $3,375 to record an increase in stock compensation expense related to Advent’s equity compensation awards. The preliminary fair value of the stock options and restricted stock units was determined using the Black-Scholes option pricing model and will be recognized on a straight-line basis over the remaining service period. A portion of the preliminary fair value has been attributed to pre-combination services and included as part of total consideration for the Advent acquisition (see Note 2).

(H)	Adjustment of $109,000 to record a decrease in revenues related to the write-down of acquired deferred revenues to fair value at the acquisition date.

(I)	Adjustment of $123,235 to record a benefit for income taxes calculated using a combined statutory tax rate of 39%.

(J)	Reflects the issuance of $400,000 of shares of common stock at an assumed price to the public of $60.00 per share, as if the offering occurred on January 1, 2014.

Note 5—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2015 (in thousands, except per share data)

(A)	An adjustment of $387,000 to record the anticipated net proceeds from the issuance of $400,000 of shares of common stock at an assumed price to the public of $60.00 per share.

(B)	Adjustment to reflect the net proceeds from the Senior Secured Credit Facilities and the issuance of the Notes, as summarized below.

Sources:
Senior Secured Credit Facilities	$2,480,000
Notes	500,000

$2,980,000

Uses:
Repayment of SS&C’s total debt	$601,000
New financing costs and OID	80,388

681,388

Adjustment to record net proceeds from the Senior Secured Credit Facilities and the Notes	$2,298,612

(C)	Adjustments related to financing fees:

(1)	Adjustment to record deferred financing fees related to the Senior Secured Credit Facilities and the Notes and write-off existing deferred financing fees.

Intangible and other assets, net
Total financing fees	$68,488
Less: bridge fees expensed through retained earnings	(11,250)

Total financing fees capitalized	57,238
Less: elimination of existing deferred financing fees	(17,316)

Total adjustments to intangible and other assets, net	$39,922

(2)	Adjustment to prepaid income taxes of $4,380 to record tax impact related to the expensing of existing deferred financing fees and OID.

Prepaid income taxes
Elimination of existing deferred financing fees, deductible portion	$2,139
Elimination of existing OID	2,241

Total adjustments to prepaid income taxes	$4,380

(3)	Adjustment to deferred income taxes to record tax impact related to the write-off of existing deferred financing fees and bridge fees expensed through retained earnings.

Deferred income taxes
Elimination of existing deferred financing fees	$4,614
Expense fees related to bridge facility	4,388

Total adjustments to deferred income taxes	$9,002

(4)	Adjustment to retained earnings to record write-off of existing deferred financing fees and OID and fees related to bridge facility, net of taxes.

Retained earnings
Write-off existing deferred financing fees	$17,316
Related tax impact	(6,753)
Write-off existing OID	5,747
Related tax impact	(2,241)
Expense fees related to bridge facility	11,250
Related tax impact	(4,388)

Total adjustments to retained earnings	$20,931

(D)	Adjustment to reflect the Senior Secured Credit Facilities and the Notes to effect the Advent acquisition, as summarized below.

Senior Secured Credit Facilities	$2,480,000
Notes	500,000
OID	(11,900)

Total proposed borrowings, net of OID	$2,968,100

Less: current portion:	(32,800)

Total proposed borrowings, net of OID and current portion	$2,935,300

Repayment of SS&C’s long-term debt, net of OID of $5.7 million	(576,192)

Pro forma adjustment to non-current portion of long-term debt	$2,359,108

Current portion of proposed borrowings	32,800
Repayment of SS&C’s current portion of long-term debt	(19,061)

Pro forma adjustment to current portion of long-term debt	$13,739

(E)	Represents total consideration to be transferred for the acquisition of Advent:

Purchase of Advent’s equity	$2,418,000
Repayment of existing indebtedness, of which $20,000 is current	205,000

Cash consideration	$2,623,000

Fair value of replacement awards attributable to pre-combination services (non-cash increase to additional paid-in capital)	7,031

Total purchase consideration	$2,630,031

(F)	Adjustment of $50,055 to reflect the elimination of Advent’s common stock of $527, additional paid-in capital of $75,925, accumulated other comprehensive loss of $1,321 and accumulated deficit of $125,186.

(G)	Adjustment of $37,050 to recognize estimated transaction fees related to the Advent acquisition. An adjustment of $26,050 represents the assumption of estimated seller transaction fees that will be incurred prior to the acquisition. An adjustment of $11,000 represents estimated transaction fees that will be incurred by us for the Advent acquisition, which are not expected to be tax deductible. However, the evaluation of the deductibility of the transaction costs, and the ability to utilize such benefits, is preliminary and subject to change.

(H)	Represents the adjustments to record Advent’s identified intangible assets at fair value. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination.

Purchased technology	$333,000
Customer relationships	816,000
Tradenames	19,000

Total intangible assets	$1,168,000

Eliminate historical intangible assets	(16,736)

Pro forma adjustment to intangible assets	$1,151,264

(I)	An adjustment of $4,554 to eliminate Advent’s historical deferred financing fees associated with their existing indebtedness that will be repaid in connection with the acquisition.

(J)	An adjustment of $1,741,592 to goodwill to reflect the excess of the purchase price over the preliminary fair value of net assets acquired.

(K)	An adjustment of $109,933 to record the fair value of acquired deferred revenue. The fair value and estimated future service obligation assigned to deferred revenue has been estimated based on a preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue than that presented in these unaudited pro forma financial statements.

(L)	An adjustment of $497,099 to reflect a net increase to deferred tax liabilities resulting from the fair-value adjustments to acquired intangible assets and deferred revenue.

Note 6—Items Not Included

The Unaudited Pro Forma Combined Condensed Statements of Operations do not include any expected cost savings which may be achievable or which may occur subsequent to the Advent acquisition, or the impact of any non-recurring activity and one-time transaction related costs, including acquisition costs that were incurred subsequent to March 31, 2015.